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                                                         Exhibit 5

                                                     August 27, 1996


     Re:  Registration Statement on Form S-3
          of McDonnell Douglas Corporation

Gentlemen:

     I am acting as counsel for McDonnell Douglas Corporation, a Maryland corporation (the "Company"), in connection with the Registration Statement on Form S-3 filed by the Company on August 27, 1996 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1993, as amended, pertaining to the proposed issuance by the Company of up to U.S. $1,000,000,000 or the equivalent in one or more foreign currencies, of Senior/Subordinated Debt Securities ("Debt Securities") and Warrants to purchase Debt Securities ("Warrants") all as provided in the Registration Statement. In connection therewith, the Company's law department has examined such corporate records of the Company and other documents as it has deemed necessary to render the opinion expressed herein, including resolutions adopted by the Company's Board of Directors relating to the proposed issuance of the Debt Securities and Warrants, the Indenture dated as of September 1, 1985, as amended, between the Company and The Bank of New York (as successor to Citibank, N.A.), as trustee, and the form of Debt Warrant Agreement between the Company and the entity named therein.

     Based upon the foregoing, I am of the opinion that:

     1. The issuance of the Debt Securities has been duly authorized and, when the terms of the Debt Securities have been established and the execution and delivery of the Debt Securities have been authorized by the authorized officers of the Company, and the Debt Securities have been executed, authenticated and delivered in accordance with the applicable Indenture against payment therefor, the Debt Securities will constitute the legal, valid and binding obligations of the Company except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforceability of creditors' rights generally or by general equity principles.

     2. The issuance of the Warrants has been duly authorized and, when the terms of the Warrants have been established and execution and delivery of the Warrants have been authorized by the authorized officers of the Company, and the Warrants have been executed, authenticated and delivered in accordance with the Debt Warrant Agreement and delivered against payment therefor, the Warrants will be legally and validly issued, fully paid and nonassessable and will be entitled to the benefits of the related Debt Warrant Agreement.

     I hereby consent to the use of my name under the caption "Legal Matters" and the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ F. Mark Kuhlmann
                                      F. Mark Kuhlmann
                                      Senior Vice President and
                                      General Counsel